Exhibit 21.1

Subsidiaries of Registrant

Name	Jurisdiction of Incorporation
Delta Auto Brokers, LLC	New Jersey
Delta Automotive Services, LLC[1]	New Jersey
Deluxe Auto Carriers, Inc.[2]	California
Excel Leasing, Inc.	California
North East Fleet Services, Inc.	New Jersey
PAL Stock Acquiror, Inc.	Delaware
Proficient Auto Transport, Inc.[3]	Florida
PROFleet LLC[4]	Delaware
Sierra Mountain Express, Inc.[5]	Nevada
Sierra Mountain Group, Inc.[6]	Delaware
Sierra Mountain Logistics, Inc.[7]	Delaware
Sierra Mountain Transport, Inc.[8]	Delaware
Tribeca Automotive Inc.[9]	New Jersey
Tribeca Truck Leasing LLC	New Jersey
West Coast Leasing Company, Inc.[10]	Nevada

[1]	Also licensed to do business in Maryland, Pennsylvania and South Carolina.
[2]	Also qualified to do business in Washington.
[3]	Also licensed or qualified to do business in Arkansas, British Columbia (Canada), Connecticut, Georgia, Indiana, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, Ohio, Ontario (Canada), Pennsylvania, Quebec (Canada), Texas and Utah.
[4]	Also licensed or qualified to do business in Florida and Texas.
[5]	Also registered as a foreign corporation in California, Colorado, Florida, Georgia, Idaho, Iowa, Kansas, Louisiana, Minnesota, Montana, Nebraska, New Mexico, New York, North Carolina, North Dakota, Oregon and Texas.
[6]	Also registered as a foreign corporation in California.
[7]	Also registered as a foreign corporation in California and Oklahoma.
[8]	Also registered as a foreign corporation in California, Colorado, Minnesota, Montana, Nebraska, Oklahoma, Oregon, South Carolina, Texas, Washington and Wisconsin.
[9]	Also qualified to do business in Florida and Pennsylvania.
[10]	Also qualified to do business in California.